Exhibit 99.2

                                                                   [Wizcon Logo]

News Release

Press Contacts:
Emmanuel Vitrac
Marketing Director
+33 (0)4 72 47 98 72
evitrac@wizcon.com

         AXEDA SYSTEMS, INC. (NOW ITA HOLDINGS, INC.) ITA GROUP BECOMES
                                 WIZCON SYSTEMS

     Company refocuses image on its established, flagship product brand name

LYON, France - December 5, 2005 - ITA Holdings, Inc. (formerly Axeda Systems Inc.) today announced that, pursuant to the sale of its device relationship management (DRM) assets to privately held Axeda Corporation, its subsidiary companies in France, the Netherlands, the UK and Israel (collectively referred to as its IT solutions for Automation or ITA Group) will be operated as a standalone business unit named Wizcon Systems. The Wizcon Systems business unit develops and sells the Wizcon Supervisor (formerly Axeda Supervisor) line of products into worldwide industrial automation markets.

Wizcon Systems SAS has headquarters near Lyon, France, where the business unit already conducts all its worldwide Sales, Marketing, Support and R&D operations. The new company will continue to invest in its Wizcon core business and complementary offerings.

Wizcon Systems will grow its core technology base, product portfolio and global sales reach and further develop its direct and indirect sales channels.

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The new Company will actively pursue three strategic activities:
o        Growing and developing the core Wizcon product sales
o        Developing Wizcon-based solutions sales
o Providing Energy and Asset Management solutions based around M2M expertise and technologies and using Wizcon or OEM versions of Wizcon as a key connector

"Wizcon Systems has expert employees, a growing number of quality partners, an established brand, and a reputation for technology excellence. We will leverage these valuable assets for the benefit of our customer base, partners, employees and shareholders", said Chris Guers, new president of Wizcon Systems and past VP and general manager of Axeda Systems for Europe & Asia. "We see outstanding growth potential in this market and our three strategic activities will accelerate our growth and position us as a leading provider."

The Wizcon family of products has been helping companies satisfy their complete control and command needs since 1988. Wizcon Supervisor is a complete, open toolbox for supervisory, control and data acquisition (SCADA) requirements, boasting the industry's broadest connectivity to legacy and new automation networked devices and technology excellence in Web-enabled applications. For over 17 years, the company has deployed its mission-critical software at tens of thousands of customer sites worldwide (more than 45,000 licenses deployed) where some of the world's most highly regarded businesses depend on its solutions every day.

About Wizcon Systems
Since 1988, Wizcon Systems SAS, formerly Axeda Systems SAS, through its ITA Group, has helped manufacturing and service organizations increase revenue while lowering costs, by proactively monitoring and managing devices or processes at sites around the world. Wizcon Systems' flagship product, the Wizcon(R) Supervisor suite (previously known as Axeda Supervisor) with Wizcon for Windows & Internet, its core SCADA/HMI component, are a complete Internet-based solution for control and information used in markets such as Building Automation and Facility Management, Cooling & Refrigeration, Water & Waste, Large Infrastructure management, Industrial Automation and machine builders. Wizcon Systems has sold more than 45,000 licenses of Wizcon for Windows and Internet through sales and service offices in the US and Europe, and distribution partners worldwide. More information about Wizcon software products is available at www.wizcon.com

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(C)2005 Wizcon Systems.  All rights  reserved.  Wizcon,  Wizcon Systems,  Wizcon
Agents, Wizcon Supervisor, Wizcon Hypervisor, Wizcon for Windows and Internet, WizScheduler, WizPLC, WizOPC, WizSQL, WizXRef, WizReport XL, and WizCAD are
trademarks  or  registered   trademarks  of  Wizcon   Systems.   Wizcon  Premium
Maintenance, Wizcon Hotline Plus, Wizcon eXpert Program, Wizcon Hosted Services, Wizcon Collaborate, Wizcon Trace, Wizcon Certified, Wizcon SI Environment, and Wizcon VIPartners are registered service marks of Wizcon Systems. BACnet(R) is a registered trademark of ASHRAE. All other trademarks are either property of Wizcon Systems or property of their respective owners.

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